Exhibit 99(d)

                 [Orrstown Financial Services, Inc. Stationery]


                                  May 26, 1998

Dear Stockholder:

     We are very pleased to provide you with the enclosed Prospectus for the Orrstown Financial Services, Inc. Stockholder Dividend Reinvestment Plan. The Plan provides stockholders with a convenient and economical way to purchase additional shares of the Company's common stock by reinvesting cash dividends paid on their shares.

     Participation is voluntary. If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

     In order to participate in the Plan you must be a registered owner or beneficial owner of at least 100 shares. You may participate with respect to all or a specified fixed number (but not less than 100) of your shares. In order to participate, please complete the enclosed Authorization and Enrollment Form and return it in the provided return envelope to:

                           Orrstown Bank
                           77 East King Street
                           Shippensburg, PA  17257
                           Attn: Shareholder Services

     Before electing to participate in the Plan, we urge you to carefully read the enclosed Prospectus. It contains important information regarding participation in the Plan and should be retained for future use.

     If you would like your participation in the Plan to begin with the 1998 second quarter dividend, we request that you return your completed enrollment form by June 20, 1998.

     We are excited about this new opportunity you now have to further participate in the growth and success of the Company. Should you have any questions, please write to Shareholder Services at the address shown above, or telephone them at (717) 532-6114.


                           Sincerely,


                           -----------------------------------
                           Kenneth R. Shoemaker
                           President and Chief Executive
                           Officer


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